                       UNITED STATES BANKRUPTCY COURT
                 FOR THE EASTERN DISTRICT OF NORTH CAROLINA
                              RALEIGH DIVISION

- -----------------------------------X
                                   :
In re:                             :
                                   :    Case No. 93-01365-5-ATS
     ROSE'S STORES, INC.,          :
                                   :    Chapter 11
                    Debtor.        :
                                   :
- -----------------------------------X


                ORDER APPROVING NONMATERIAL MODIFICATIONS TO
            DEBTOR'S FIRST AMENDED JOINT PLAN OF REORGANIZATION
            AND CONFIRMING DEBTOR'S MODIFIED AND RESTATED FIRST
           AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
                   OF THE UNITED STATES BANKRUPTCY CODE


          UPON the motion, dated April 19, 1995 (the "Motion"), of Rose's Stores, Inc., debtor and debtor-in-possession (the "Debtor"), seeking entry of this Order approving nonmaterial modifications to the Debtor's First Amended Joint Plan of Reorganization (the "Plan") and confirming the Debtor's Modified and Restated First Amended Joint Plan of Reorganization; and the First Amended Disclosure Statement relating to the Plan (the "Disclosure Statement") having been approved, by order of the Court dated October 5, 1994, as containing "adequate information", as such term is defined in Section 1125 of the Bankruptcy Code; and the Plan having been confirmed by order of the Court dated December 14, 1994 (the "Plan Confirmation Order"); and the Debtor having filed its Modified and Restated First Amended Joint Plan of Reorganization on April 19, 1995 (the "Modified Plan"); and it appearing that good and sufficient notice of the Motion has been provided; and this Court having examined the Motion and upon the completion of a hearing on the Motion
(the "Hearing"), with respect to which Hearing no party appeared in objection to the Motion; and having heard evidence presented by the parties and the representations of counsel;
          THIS COURT FINDS THAT:
          A. The proposed modifications to the Plan as described in the Motion and set forth in the Modified Plan (and as authorized and approved by this Order) have been proposed jointly by the Plan Proponents(1), consented to by GE Capital and the Facility Agents and do not materially adversely affect the treatment of any party receiving distributions under the Plan and the Modified Plan. Each such modification shall be and hereby is deemed to be accepted by all parties-in-interest who previously accepted the Plan.
          B. Substantial consummation of the Plan has not occurred, and the Modified Plan meets the requirements of Sections 1122, 1123 and 1129 of the Bankruptcy Code. Section 12.7 of the Plan provides the means for amending the Plan after Confirmation and the Plan Proponents have complied with Section 12.7 of the Plan in submitting the Modified Plan. The circumstances of this Chapter 11 case warrant modification of the Plan, in that the modifications set

               (1) Capitalized terms not otherwise defined in this Order shall have the same meaning ascribed to them in the Modified Plan, first, or the Disclosure Statement, second.

forth in the Modified Plan are necessary to effectuate the Post-Effective Date Financing Facility and otherwise consummate the Modified Plan.
          C. On or about April 5, 1995, the Debtor mailed to all parties on the official service list a notice advising them of the proposed modifications to the Plan and of the time and place of the Hearing.
          D. Any party-in-interest required to receive notice of the Motion and the Hearing has received due, proper and adequate notice thereof. All parties-in-interest had the opportunity to appear and be heard at the Hearing.
          E. The following constitute all documents, agreements and exhibits necessary for the Effective Date of the Modified Plan to occur, in compliance with Section 8.1(d) of the Modified Plan: the New Rose's Common Stock Escrow Agreement, the New Rose's Warrant Agreement, the Deferred GE Obligations Agreements, the GE Master Release Agreement, the Post-Effective Date GE Assumption Agreement, the New Rose's Charter and By-Laws, and all agreements and documents relating to the Post-Effective Date Financing Facility.
          F. The Disclosure Statement identified Mr. R. Edward Anderson, the Debtor's President and Chief Executive Officer to serve as a director of Reorganized Rose's. In accordance with Section 7.5 of the Modified Plan, the Unsecured Committee has
advised the Debtor that the following seven (7) individuals will also serve as directors of Reorganized Rose's: Mr. Elliot J. Stone, Mr. Joseph
L. Mullen, Mr. Joseph Nusim, Mr. Harold Smith, Mr. Denis J. Taura,
Mr. Walter F. Loeb and N. Hunter Wyche, Jr., Esq.  The Equity Committee
has advised the Debtor that it has selected J. David Rosenberg, Esq.
to serve as a director of Reorganized Rose's.
          G. As a result of the offer made to the holders of Common Stock Interests in Class 5 to subscribe for and purchase up to 100% of the Effective Date Shares at the Class 5 Subscription Price, Subscription Proceeds in the approximate amount of $180,000 were contributed by the Class 5 Subscribers, which Subscription Proceeds shall be returned to the Class 5 Subscribers pursuant to Section 6.2.2 of the Modified Plan.
          H. The Plan Proponents have complied with Section 1125 of the Bankruptcy Code with respect to the Modified Plan.
          I. The Court finds that each and every act and omission to act by GE Capital, GE Capital Corporate Finance Group, Inc. and GE Capital Commercial Finance, Inc., and all of their respective past and present officers, directors, agents, employees and professionals, taken with respect to each of the DIP Facility and any and all other agreements, instruments, documents or understandings relating to or arising out of the DIP Facility, the GE Master Release Agreement, the Deferred GE Obligations Agreements,
                                     4
the Post-Effective Date GE Assumption Agreement, that certain
Amended and Restated Commitment Letter of GE Capital to Rose's Stores, Inc., dated as of July 19, 1994 and the related Fee Letter dated as of July 19, 1994 and that certain Agreement Terminating Amended and Restated Letter to Provide Confirmation Financing dated as of March 31, 1995, including, without limitation, all calculations of principal and interest, and all fees, expenses, costs and charges paid by the Debtor have been, were and are (a) made or taken in good faith, (b) reasonable, (c) in compliance with the terms of any and all applicable agreements, instruments and other documents and (d) in compliance with, and not in contravention or violation of, any order of this Court or applicable law.
          THEREFORE, NOW, upon the Motion of the Debtor and after due deliberation, the Court hereby ORDERS, ADJUDGES AND DECREES THAT:
          1. The Motion and the relief requested therein is hereby approved and authorized in its entirety.
          2. The Plan is hereby deemed to be modified in all respects, as and to the extent set forth in the Modified Plan. The Modified Plan shall supersede the Plan for purposes of Section 1127(b) of the Bankruptcy Code.

          3. All holders of Claims or Interests that accepted or rejected the Plan are deemed to have accepted or rejected, as the case may be, the Modified Plan.
          4. All references to the Plan in the Plan Confirmation Order shall be references to the Modified Plan.
          5. All references to the Post-Effective Date Lender in the Plan shall be references to the Post-Effective Date Lenders for purposes of this Order.
          6. All findings of fact set forth in the Plan Confirmation Order are incorporated herein by reference, and made applicable to the Modified Plan, except that (i) the first sentence of the finding set forth in Paragraph U entitled Feasibility (Section 1129(a)(11)) relating to the Alternative Treatment Provisions of the Plan, shall be deleted in its entirety for purposes of Confirmation of the Modified Plan and (ii) the finding set forth in Paragraph Y entitled No Other Plan (Section 1129(c)) shall be modified for purposes of Confirmation of the Modified Plan to state as follows "No other plan, except the Plan, which by this Order is superseded by the Modified Plan, has been filed with respect to the Debtor's Chapter 11 Case."
          7. Paragraph 1 of the Plan Confirmation Order, entitled Confirmation, shall be superseded with respect to the Modified Plan and replaced as follows:

          "The Modified Plan shall be, and hereby is confirmed, having met the requirements of Section 1127(b) and 1129 of the Bankruptcy Code."

          8. Paragraph 2 of the Plan Confirmation Order, entitled Record Date, shall be superseded with respect to the Modified Plan and replaced as follows:
          "Pursuant to Rule 3021 of the Federal Rules of Bankruptcy Procedure, the record date for the purpose of determining (i) those holders of Common Stock Interests entitled to distributions under the Modified Plan and (ii) those holders of Claims in Classes 1, 2A and 3 entitled to distributions under the Modified
     Plan shall be the Effective Date. The record date for the purpose of determining holders of Claims in Class 2B entitled to distributions under the Modified Plan shall be the first Business
     Day prior to the closing of the Post-Effective Date Financing
     Facility."
          9. Paragraph 3 of the Plan Confirmation Order, entitled New Agreements, is incorporated herein by reference, and made applicable to the Modified Plan (including the Post-Effective Date Financing Facility contemplated by and in connection with the Modified Plan), except that, for purposes of Confirmation of the Modified Plan (i) references to the New Rose's Common Stock Trust Agreement shall be deleted for purposes of Confirmation of the Modified Plan and replaced with references to the New Rose's Common Stock Escrow Agreement, (ii) references to the New Rose's Secured Notes Documents shall be deleted, and (iii) the following phrase shall be inserted after the phrase "the New Rose's Warrant Agreement":
          "the Deferred GE Obligations Agreements, the GE Master
     Release Agreement, the Post-Effective Date GE Assumption
     Agreement".
          10. Paragraph 4 of the Plan Confirmation Order, entitled Approval of Agreements, shall be deleted in its entirety for purposes of Confirmation of the Modified Plan and replaced as follows:
          "The New Rose's Common Stock Escrow Agreement, the New Rose's Warrant Agreement, the Deferred GE Obligations Agreements, the GE Master Release Agreement, the Post-Effective Date GE Assumption Agreement, the New Rose's Charter and By-Laws, and all agreements and documents relating to the Post-Effective Date Financing Facility are each hereby approved substantially in their respective forms as filed or to be filed with this Court, and with such changes as may be agreed to by the parties thereto after the date of filing. The Debtor shall perform, and is hereby authorized, empowered and directed to perform its obligations pursuant to all such agreements as part of the Modified Plan."
          11. Paragraph 5 of the Plan Confirmation Order, entitled Effective Date, is incorporated herein by reference, and made applicable to the Modified Plan, except that the reference to Section 8.2 should be modified for purposes of Confirmation of the Modified Plan to reference
Section 8.1 of the Modified Plan, and the second sentence (including footnote 2) of such ordered provision shall be deleted in its entirety for purposes of the Modified Plan.

          12. Paragraph 6 of the Plan Confirmation Order, entitled Effect of Withdrawal or Revocation, shall be superseded with respect to the Modified Plan and replaced as follows:
          "In the event that the Effective Date does not occur by April 30, 1995 or such later date as established pursuant to
     Section 8.1(c) of the Modified Plan, then the Modified Plan shall be deemed null and void, and the Plan as operative in accordance with the "Alternative Treatment Provisions" thereof shall be reinstated and in full force and effect, and in such event, nothing contained in the Modified Plan shall be deemed to constitute a waiver or release of any Claims or Interests by or against any Plan Proponent or any other Person or to prejudice in any manner the rights of any Plan Proponent or any Person in any further proceedings involving the Debtor; provided, however, that nothing in the Modified Plan shall prejudice or affect the rights of any Person under the Second Supplemental Adequate Protection Consent Order or the Plan Support Consent Order, except as expressly provided for in the Modified Plan, unless and until the Effective Date of the Modified Plan occurs."
          13. Paragraph 7 of the Plan Confirmation Order, entitled Treatment of GE Capital, shall be superseded with respect to the Modified Plan and replaced as follows:
          "Simultaneous with the closing of the Post-Effective Date Financing Facility, (i) all of the GE Obligations (other than (a) the Deferred GE Obligations and (b) the Post-Effective Date GE Obligations) shall be fully and finally satisfied, in Cash, in accordance with Section 3.5 of the Modified Plan, (ii)
     Reorganized Rose's shall have made adequate provision with respect to the Deferred GE Obligations by the execution and delivery of the Deferred GE Obligations Agreements and such performance as may be required thereunder prior to or upon the execution and delivery thereof, (iii) Reorganized Rose's shall have assumed each and every of the Post-Effective Date GE
     Obligations by the execution and delivery of the Post-Effective
     Date GE Assumption Agreement and such performance as may be required thereunder prior to or upon the execution and delivery thereof, and (iv) GE Capital shall enter into and deliver the GE Master Release Agreement. Simultaneously upon such time as (i) all GE Obligations (other than (a) the Deferred GE Obligations and (b) the Post-Effective Date GE Obligations) are fully satisfied, in Cash (the amount of which shall be fixed and provided to Reorganized Rose's and the Facility Agents prior to the initial funding under the Post-Effective Date Financing Facility), (ii) all Deferred GE Obligations are provided for by Reorganized Rose's by the execution and delivery of the Deferred
     GE Obligations Agreements and such performance as may be required thereunder prior to or upon the execution and delivery thereof, and (iii) all Post-Effective Date GE Obligations are assumed by Reorganized Rose's by the execution and delivery of the Post-Effective Date GE Assumption Agreement and such performance as may be required thereunder prior to or upon the execution and delivery thereof, all liens, claims, interests, rights, remedies and protections granted to GE Capital pursuant to the DIP
     Facility shall be released and terminated. Notwithstanding anything to the contrary set forth in or implied by any provisions of the Modified Plan, on and after the Effective Date Reorganized Rose's shall be deemed to have assumed, without any action or the execution of any document, any and all Post-
     Effective Date GE Obligations."
          14. Paragraph 8 of the Plan Confirmation Order, entitled Post-Effective Date Financing Facility, is incorporated herein fully by reference, and made applicable to the Modified Plan.
          15. Paragraph 9 of the Plan Confirmation Order, entitled Cancellation of Common Stock, Pre-Petition Warrants and Stock Options and Pre-Petition Secured Notes, is incorporated herein fully by reference, and made applicable to the Modified Plan.
          16. Paragraph 10 of the Plan Confirmation Order, entitled Distributions, shall be superseded with respect to the Modified Plan and replaced as follows:

          "The Cash payments and other distributions required under the Modified Plan shall be made in accordance with Article VI of the Modified Plan."
          17.  Paragraph 11 of the Plan Confirmation Order, entitled
Exemption from Securities Laws, is incorporated herein by reference, and made applicable to the Modified Plan, except that the reference to the New Rose's Secured Notes shall be deleted for purposes of Confirmation of the Modified Plan.
          18.  Paragraph 13 of the Plan Confirmation Order, entitled
Perfection of Post-Effective Date Collateral, shall be of no further force and effect with respect to the Modified Plan.
          19.  Paragraph 14 of the Plan Confirmation Order, entitled
Executory Contracts and Unexpired Leases, is incorporated herein fully by reference, and made applicable to the Modified Plan.
          20. Paragraph 15 of the Plan Confirmation Order, entitled Consummation of the Amended Plan, is incorporated herein fully by reference, and made applicable to the Modified Plan.
          21. Paragraph 16 of the Plan Confirmation Order, entitled Post-Effective Date Effectuation of the Plan's Terms, is incorporated herein fully by reference, and made applicable to the Modified Plan.
          22. Paragraph 17(a) of the Plan Confirmation Order, entitled NEXTRECORD scharge, is incorporatedHARein by reference, and made applicable to the Modified Plan, except that the following phrase shall be deleted for purposes of Confirmation of the Modified Plan:
           "and except in the event the Alternative Treatment Provisions are effective pursuant to Section 8.1 of the Plan,".
          23. Paragraph 17(b) of the Plan Confirmation Order, entitled Discharge, is incorporated herein fully by reference, and made applicable to the Modified Plan.
           24. Paragraph 18(a) of the Plan Confirmation Order, entitled Releases of Released Parties, is incorporated herein fully by reference, and made applicable to the Modified Plan.
           25. Paragraph 18(b) of the Plan Confirmation Order, entitled Releases by the Debtor and Reorganized Rose's, is incorporated herein by reference, and made applicable to the Modified Plan, except that the following phrase shall be deleted for purposes of Confirmation of the Modified Plan:
                 "Except in the event that the Alternative Treatment Provisions are effective pursuant to Section 8.1 of the Plan, as of the Effective Date, and".
           26. Paragraph 18(c) of the Plan Confirmation Order, entitled Releases by Recipients of New Rose's Common Stock, New Rose's Secured Notes, New Rose's Warrants and Cash, or Available Cash (as applicable), and by All Other Persons, is incorporated herein by reference, and made applicable to the Modified Plan, except that references to the New Rose's Secured Notes shall be deleted for purposes of Confirmation of the Modified Plan and the last sentence of the provision shall be superseded with respect to the Modified
Plan and replaced as follows:
                 "Nothing in the Modified Plan or this Order shall be construed as a release by GE Capital or otherwise of any of the GE Obligations, except by operation of Section 3.5 of the Modified Plan and actions taken by GE Capital in connection therewith."
                 27. Paragraph 19(a) of the Plan Confirmation Order, entitled Injunction Related to Claims Released by the Debtor and Reorganized Rose's (if applicable), Recipients of Cash, New Rose's Common Stock, New
Rose's Secured Notes and New Rose's Warrants, or Available Cash (if applicable) and All Other Persons, is incorporated herein by reference, and made applicable to the Modified Plan, except that references to the New Rose's Secured Notes, New Rose's Secured Notes Documents and the Supplemental Adequate Protection Orders shall be deleted for purposes of Confirmation of the Modified Plan.
                 28. Paragraph 19(b) of the Plan Confirmation Order, entitled Injunction Relating to the Plan, is incorporated herein fully by reference, and made applicable to the Modified Plan.

          29. Paragraph 19(c) of the Plan Confirmation Order, entitled Consent by Holders of Claims and Interests to Entry of Injunctive Relief, is incorporated herein fully by reference, and made applicable to the Modified Plan.
                 30. Paragraph 19(d) of the Plan Confirmation Order, entitled Injunction Against Subsequent Bankruptcy Proceedings, shall be of no further force and effect with respect to the Modified Plan.

                 31. Paragraph 20 of the Plan Confirmation Order, entitled Jurisdiction from Confirmation through the Effective Date, shall be deleted in its entirety and replaced as follows:

                 "From the Plan Confirmation Date through the Effective Date, the Bankruptcy Court shall retain full jurisdiction over the Chapter 11 Case notwithstanding that Confirmation of the Plan has occurred by entry of the Plan Confirmation Order."
                 32. Paragraph 21 of the Plan Confirmation Order, entitled Jurisdiction from and after the Effective Date, is incorporated herein by reference, and made applicable to the Modified Plan, except that Provision (m) shall be of no further force and effect with respect to the Modified Plan.
                 33. Paragraph 22 of the Plan Confirmation Order, entitled Claims Involving Debtor and GOB2 Landlords, is incorporated herein fully by reference, and made applicable to the Modified Plan.
                 34. Paragraph 23 of the Plan Confirmation Order, entitled Modification or Amendment, shall be superseded with respect to the Modified Plan and replaced as follows:
                 "The Modified Plan may be modified or amended before or after entry of this Order as provided in Section 1127 of the Bankruptcy Code and in Section 12.7 of the Modified Plan if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims and Interests; provided, however, that any such altered or amended plan shall not be binding on the Facility Agents or, prior to the Effective Date, on GE Capital

         (and after the Effective Date, unless it affects GE Capital) without their respective consents. The Modified Plan may be altered or amended before or after the entry of this Order in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims and Interests only on consent of all Plan Proponents, the

         Facility Agents and GE Capital and after a further hearing and acceptance of the Modified Plan as so altered or modified as provided in Section 1126 of the Bankruptcy Code."(2)
                 35. Paragraph 24 of the Plan Confirmation Order, entitled Payment of Professional Fees and Expenses, is incorporated herein by reference, and made applicable to the Modified Plan, except that the phrase "Plan Confirmation Date" shall be substituted for the phrase "Confirmation Date".
                 36. Paragraph 26 of the Plan Confirmation Order, entitled Failure to Claim Undeliverable Distributions, is incorporated herein by reference, and made applicable to the Modified Plan, except that the phrase "the Debtor, as applicable, or" shall be deleted for purposes of Confirmation of the Modified Plan.
                 37. Paragraph 27 of the Plan Confirmation Order, entitled Taxes, is incorporated herein fully by reference, and made applicable to the Modified Plan.
                 38. Paragraph 28 of the Plan Confirmation Order, entitled Treatment of Taxes, is incorporated herein by reference, and made applicable to the Modified Plan, except that the phrase "Confirmation Date" shall be substituted with the phrase "Plan Confirmation Date" throughout the Paragraph.

             (2) To the extent that this ordered provision conflicts with the Modified Plan, this provision shall govern.


                 39. Paragraph 29 of the Plan Confirmation Order, entitled Full and Final Satisfaction, is incorporated herein fully by reference, and made applicable to the Modified Plan.
                 40. Paragraph 30 of the Plan Confirmation Order, entitled Conflicts, shall be superseded with respect to the Modified Plan and replaced as follows:
                 "Unless otherwise agreed in writing by each of the Plan Proponents, the Facility Agents and GE Capital, in the event of any conflict between the provisions of any of the Second Supplemental Adequate Protection Consent Order, the Modified Plan, this Order, the Plan Confirmation Order or any other order which may be entered in the Chapter 11 Case after entry of the Second Supplemental Adequate Protection Consent Order or any succeeding case or proceeding, the provisions of the Second Supplemental Adequate Protection
         Consent Order shall govern with regard to the matters addressed therein, provided, however, that upon full satisfaction of the Pre-Petition Lenders' Allowed Secured Claims pursuant to Section 4.4 of the Modified Plan and the GE Obligations pursuant to Section 3.5 of the Modified Plan, the Modified Plan shall govern for all purposes."
                 41. Paragraph 31 of the Plan Confirmation Order, entitled Ratification of Actions, is incorporated herein by reference, and made applicable to the Modified Plan, except that the phrase "Confirmation Date" shall be substituted with the phrase "Date of this Order".
                 42. Paragraph 32 of the Plan Confirmation Order, entitled Notice, is incorporated herein fully by reference, and made applicable to the Modified Plan.
                 43. All loans, advances, debts, guarantees, liabilities and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Reorganized Rose's to the Post-Effective Date Lenders, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Post-Effective Date Financing Facility, including, without limitation, all interest, fees, charges, expenses, attorneys' fees and any other sum chargeable to Reorganized Rose's under any of the documents and agreements memorializing the Post-Effective Date Financing Facility, shall be secured by valid and enforceable liens on, and security interests in, the Post-Effective Date Collateral. In connection with the closing of the Post-Effective Date Financing Facility, Reorganized Rose's shall grant, and shall be hereby deemed to grant, to the Post-Effective Date Lenders liens and security interests in all of the Post-Effective Date Collateral for the purpose of securing all obligations and liabilities of Reorganized Rose's under the Post-Effective Date Financing Facility, which security interests and liens shall constitute valid and perfected first-priority security interests in and liens upon all Post-Effective Date Collateral, superior to and with priority over all other security interests and liens whether consensual or non-consensual, statutory or otherwise, and whether existing now or in the future.(3)
                  44. The terms of the Post-Effective Date Financing Facility have been approved by order of the Bankruptcy Court entered on April 17, 1995 (the "Exit Financing Order"). Simultaneously upon the satisfaction in full, in Cash, of the GE Obligations (other than (a) the Deferred GE Obligations and (b) the Post-Effective Date GE Obligations) and the execution and delivery of (i) the Deferred GE Obligations Agreements and (ii) the Post-Effective Date GE Assumption Agreement, and in each case, such performance as may be required thereunder prior to or upon the execution and delivery thereof, the liens and security interests granted

            (3) To the extent that this ordered provision conflicts with the Modified Plan, this provision shall govern.

in favor of the Post-Effective Date Lenders shall be effective and shall be deemed created and fully perfected immediately upon the Effective Date and without the necessity of the execution by the Debtor or Reorganized Rose's or filing by the Post-Effective Date Lenders of financing statements, mortgages, security agreements or any other documents. Neither the Post-Effective Date Lenders (nor the Facility Agents or the Administrative Agent on their behalf) shall be required to file financing statements, mortgages, deeds of trust, notices of lien, certificates of title or any other instruments (collectively, "Instruments") in any jurisdiction or take any other action in order to validate or perfect the liens and security interests granted to the Post-Effective Date Lenders. The entry of this Order and the Plan
Confirmation Order and the occurrence of the Effective Date shall constitute immediate and full perfection of the liens and security interests granted to the Post-Effective Date Lenders, notwithstanding any failure of the Post-Effective Date Lenders (or the Facility Agents or the Administrative
Agent on their behalf) to file or otherwise perfect said security interests through such Instruments or otherwise in accordance with any state or other applicable law. Notwithstanding the foregoing, the Post-Effective Date Lenders or any of their agents may, at their sole discretion, choose to have the Facility Agents and/or the Administrative Agent, file any or all of such Instruments or otherwise confirm perfection of such liens and security interests and all such Instruments shall be deemed to have been filed or recorded at the time and on the date of the Effective Date. In lieu of filing some or all of such Instruments, the Post-Effective Date Lenders or any of their agents may, at their sole discretion, choose to have the Facility Agents and/or the Administrative Agent, file certified copies of this Order and the Plan Confirmation Order or the Exit Financing Order in any place at which any of such Instruments would or could otherwise be filed, together with such description of collateral located within the geographic area covered by such place of filing as the Post-Effective Date Lenders or their agents may determine, and such filing shall have the same effect as if all such Instruments had been filed or recorded at the time and on the date the Effective Date. Should the Post-Effective Date Lenders so choose to have the Facility Agents and/or the Administrative Agent, as permitted under the Post-Effective Date Financing Facility, attempt to file such Instruments or certified copies of this Order and the Plan Confirmation Order or the Exit Financing Order, or otherwise attempt to confirm perfection of any or all such liens and security interests, no defect or failure in connection with such attempt shall in any way limit, waive or alter the fact that such liens and security interests are effective and fully perfected immediately upon and forever after the Effective Date. In the event that any party elects to file Instruments or otherwise confirm perfection of the security interests granted as permitted under the Post-Effective Date Financing Facility, said filing or other confirmation of the security interests granted as permitted under the Post-Effective Date Financing Facility shall in no manner whatsoever vitiate, reduce or abrogate in any manner the first priority security interests in respect of the collateral granted to the Post-Effective Date Lenders in accordance with the provisions of the Modified Plan and the Post-Effective Date Financing Facility, whether or not the Post-Effective Date Lenders or their agents ever choose to file Instruments or otherwise confirm the respective liens and security interests in the collateral granted to the Post-Effective Date Lenders or their agents as authorized (but not required) by this paragraph and irrespective of the sequence of any such filings as between the Post-Effective Date Lenders
(or their agents and representatives) and such other party. None of the provisions set forth in or implied by the Modified Plan, including, without limitation, Sections 3.5, 4.4 and 8.1 of the Modified Plan, shall be deemed to modify any of the provisions of the Post-Effective Date Financing Facility, including, without limitation, any closing conditions.
                 45. Reorganized Rose's, by its authorized officer, shall file with this Court a certification stating that (i) the Closing Event (as defined in the Exit Financing Order) and (ii) the Effective Date has occurred, and a notice regarding the occurrence of the Effective Date shall be served on the official service list within ten (10) days after entry of this Order.
                 46. Reorganized Rose's shall file postconfirmation reports with the Court pursuant to 11 U.S.C. section 1106(a)(7) as that provision applies to debtors in possession by 11 U.S.C. section 1107(a). An initial postconfirmation report reflecting the action taken by Reorganized Rose's to consummate the Modified Plan and Reorganized Rose's estimated date of substantial consummation shall be filed within sixty (60) days of this Order. Until the Modified Plan has been substantially consummated, Reorganized Rose's shall file quarterly reports beginning ninety (90) days after the filing of the initial report. Quarterly reports shall reflect any progress made in consummating the Modified Plan during the period covered by the report. The postconfirmation reports shall be filed in the format prescribed by the Bankruptcy Administrator.
                 47. Within thirty (30) days of substantial consummation of the Modified Plan, as defined by 11 U.S.C. Section 1101(2), Reorganized Rose's shall file a final report, in the format prescribed by the Bankruptcy Administrator, reflecting the payments for all costs of administration and each class of creditors, and a motion for the entry of a Final Decree pursuant to Rule
3022 of the Federal Rules of Bankruptcy Procedure.
                 48. Reorganized Rose's shall pay to the Clerk, United States Bankruptcy Court, any Court costs currently due from Reorganized Rose's.
                 49. Reorganized Rose's shall serve a copy of this Order on the official service list within ten (10) days of the entry of this Order and promptly file a Certificate of Service with the Clerk.

Dated:   Raleigh, North Carolina
         April 24, 1995



                                             UNITED STATES BANKRUPTCY JUDGE